Execution Copy

Exhibit 10.2

FIRST AMENDED AND RESTATED STRATEGIC ALLIANCE AGREEMENT

by and between

ZymoGenetics, Inc.

and

Serono Technologies S.A.

Amended and Restated as of: August 28, 2008

“[    *    ]” = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

[    *    ] Confidential Treatment Requested

CONTENTS

ARTICLE ONE Definitions and Terminology			1
1.1	Definitions		1
1.2	Terminology		2

ARTICLE TWO Coordination of the Alliance			2
2.1	Steering Committee		2
	2.1.1	Formation of Steering Committee	2
	2.1.2	Roles and Responsibilities	2
	2.1.3	Meetings and Communications	3
	2.1.4	Decision Making; Formalities	3
2.2	Research Leaders and Research Team		3
	2.2.1	Research Leaders; Appointment; Role and Responsibilities	3
	2.2.2	Formation of Research Team	4
	2.2.3	Roles and Responsibilities	4
	2.2.4	Meetings and Communications	5
	2.2.5	Decision Making; Formalities	5
2.3	Use of Third Party Intellectual Property; Reach Through Royalties		5

ARTICLE THREE Evaluation of Genes and Selection for Collaborative Research			6
3.1	Evaluation prior to Medical Hypothesis		6
	3.1.1	Parties’ Rights to Independently Evaluate	6
	3.1.2	ZGEN Core Genes	6
	3.1.3	Initial Transfer	6
3.2	Selection for Collaborative Research at Medical Hypothesis		7
	3.2.1	Notice of Medical Hypothesis to the Other Party	7
	3.2.2	Collaboration Election; Procedure	7
	3.2.3	No Collaboration Election Because ZGEN Does Not Wish to Perform Research	7
	3.2.4	No Collaboration Election Because Merck Serono Does Not Wish to Perform Research	8
3.3	Expiration of the Evaluation Term		8

ARTICLE FOUR Collaborative Research Following a Collaboration Election			9
4.1	Guiding Principles		9
4.2	Efforts; Cooperation		9
4.3	Exchange of Technology		9
4.4	Research Plan and Budget		9
4.5	Shared Research Costs		9
	4.5.1	Cost Sharing Ratio	9
	4.5.2	Cap on Research Costs	10
	4.5.3	Quarterly Accounting and Reconciliation	10
4.6	Third Party Research Fees		10
4.7	Merck Serono’s Right to Opt Out of Collaborative Research		11

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4.8	ZGEN’s Right to Opt Out of Collaborative Research		11
4.9	Expiration of the Research Term		11

ARTICLE FIVE Option Rights			12
5.1	Option Rights		12
5.2	Procedure Following Collaboration Election		12
5.3	Procedure if No Collaboration Election Because ZGEN Did Not Wish to Perform Research		13
5.4	Rights and Obligations		14
5.5	Licenses to Third Parties		14

ARTICLE SIX Records, Reporting, Payment and Audits			15
6.1	Form of Payment; Currency Conversion		15
6.2	Late Payment		15
6.3	Records		15
6.4	Audits		15
6.5	Payments Based on Audit Results		16
6.6	Withholding		16

ARTICLE SEVEN Licenses			16
7.1	License to Merck Serono		16
7.2	License to ZGEN		16
7.3	Grant of Sublicenses and Use of Contractors		17
7.4	Licenses from Third Parties		17
7.5	No Other Rights		17
7.6	Use of Names, Trade Names and Trademarks		17

ARTICLE EIGHT Intellectual Property Ownership, Prosecution and Enforcement			18
8.1	Intellectual Property Ownership		18
8.2	Patent Contacts for Gene		18
8.3	Prosecution and Maintenance		18
	8.3.1	ZGEN IP	18
	8.3.2	Merck Serono IP	18
	8.3.3	Joint Project Technology	19
	8.3.4	Patent Prosecution Party’s Efforts	19
8.4	Defense and Enforcement Actions		19

ARTICLE NINE Confidentiality; Materials; Publicity			20
9.1	Confidentiality and Non-Use		20
9.2	Exceptions		20
9.3	Permitted Disclosures		21
9.4	Materials; Permitted Uses		21
9.5	Publications		22
9.6	Obligations of Confidentiality to Third Parties		22

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ARTICLE TEN Representations, Warranties and Covenants			22
10.1	Representations, Warranties and Covenants of Merck Serono		22
	10.1.1	Organization and Good Standing	22
	10.1.2	Enforceability; Authority and No Current Conflicts	23
	10.1.3	Invention Agreements With Personnel	23
	10.1.4	No Future Conflicts	23
	10.1.5	Compliance With Laws	23
	10.1.6	Authority to License	23
10.2	Representations, Warranties and Covenants of ZGEN		23
	10.2.1	Organization and Good Standing	24
	10.2.2	Enforceability; Authority and No Current Conflicts	24
	10.2.3	Invention Agreements With Personnel	24
	10.2.4	No Future Conflicts	24
	10.2.5	Compliance With Laws	24
	10.2.6	Authority to License	25
10.3	Materials		25
10.4	Warranty Disclaimer		25
10.5	No Use in Humans		25

ARTICLE ELEVEN Indemnification; Insurance			25
11.1	Indemnification		25
	11.1.1	Matters Covered	25
	11.1.2	Exclusions	26
11.2	Defense of Claims		26
	11.2.1	Provision of Attorney	26
	11.2.2	Notice	26
	11.2.3	Tender of Defense	26
	11.2.4	Assistance	27
11.3	Insurance		27
ARTICLE TWELVE Term and Termination			28
12.1	Term		28
12.2	Termination for Material Breach		28
12.3	Termination Upon Merck Serono’s Bankruptcy		28
12.4	No Termination Upon ZGEN’s Bankruptcy		28
12.5	Termination of License With Respect to [ * ]		29
12.6	Consequences of Expiration and Termination		29
	12.6.1	Accrued Rights	29
	12.6.2	Surviving Provisions	29
	12.6.3	Cumulative Remedies	29
12.7	Accrued Rights under Original Agreement		29

ARTICLE THIRTEEN Dispute Resolution			30
13.1	Cooperative Decision Making		30
	13.1.1	General Rule	30
	13.1.2	Resolution [ * ]	30

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	13.1.3	Escalation [ * ]	30
13.2	[ * ]		30
	13.2.1	Matters Referred [ * ]	30
	13.2.2	Resolution [ * ]	30
	13.2.3	Escalation to Arbitration	31
13.3	Arbitration		31
	13.3.1	Matters to be Arbitrated	31
	13.3.2	Venue, Rules and Applicable Law	31
	13.3.3	Composition of Tribunal	31
	13.3.4	Tribunal’s Jurisdiction	31
	13.3.5	Costs	31
	13.3.6	Continuing Performance	31
	13.3.7	Equitable Remedies	31
13.4	[ * ]		31

ARTICLE FOURTEEN General			31
14.1	Entire Agreement		31
14.2	No Drafting Party; Legal Counsel		32
14.3	Controlling Law		32
14.4	Notices		32
14.5	Force Majeure		33
14.6	Assignability		33
14.7	Amendments and Waivers		34
14.8	Severability		34
14.9	Counterparts		34
14.10	Relationship		35

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LIST OF EXHIBITS

Exhibit A	Definitions
Exhibit B	Medical Hypothesis Deliverables
Exhibit C	Research Costs - Cost Accounting Principles
Exhibit D	Financial Terms of Exclusive License Agreement for Non-Core Gene
Exhibit E	Financial Terms of Exclusive License Agreement for Core Gene
Exhibit F	Lead Deliverables
Exhibit G	Target Deliverables
Exhibit H	Template Exclusive License Agreement
Exhibit I	ZGEN Core Genes
Exhibit J	Non-Core Genes
Exhibit K	Excluded Genes
Exhibit L	Encumbered Genes
Schedule 5.2	Displacement Right

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FIRST AMENDED AND RESTATED STRATEGIC ALLIANCE AGREEMENT

This First Amended and Restated Strategic Alliance Agreement is made as of the Effective Date, by and between ZymoGenetics, Inc., a Washington corporation (“ZGEN”), and Serono Technologies S.A., a Swiss corporation (“Merck Serono”).

RECITALS

A. Each party has an interest in the development of potential therapies for human diseases.

B. ZGEN has certain rights to the Genes and the Genes have potential therapeutic value.

C. ZGEN and Merck Serono are parties to the Original Agreement pursuant to which ZGEN granted Merck Serono, and Merck Serono received, the right, on the terms set forth therein:

(i) to evaluate the therapeutic value of proteins expressed by the Genes by performing research in pursuit of a Medical Hypothesis;

(ii) to perform research relating to a Gene for which a Medical Hypothesis is formed to gather information to support the designation of a Lead or Target related to the Gene, which research may be conducted in collaboration with ZGEN or by Merck Serono on its own; and

(iii) to acquire rights for the development and commercialization of a Lead or Target for which Merck Serono performed research.

D. ZGEN and Merck Serono wish to amend and restate the Original Agreement upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

ARTICLE ONE

Definitions and Terminology

1.1	Definitions

In addition to other terms defined elsewhere in this Restated Agreement, words and phrases with initial capitals shall have the meanings stated in Exhibit A.

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1.2	Terminology

Where words and phrases are used herein in the singular, such usage is intended to include the plural forms where appropriate to the context, and vice versa. The words “including,” “includes” and “such as” are used in a non-limiting sense and have the same meaning as “including without limitation” and “including, but not limited to.” References to Articles, Sections, Subsections and paragraphs are to the same with all their subparts as they appear in this Restated Agreement. “Herein” means anywhere in this Restated Agreement. “Hereunder” and “hereto” mean under or pursuant to any provision of this Restated Agreement. The Article and Section headings contained herein are for reference only and shall not be considered a part of this Restated Agreement, nor shall they in any way affect the interpretation hereof. All references to dollars or $ are to the currency of the U.S.A. All references to time are to the time in Seattle, Washington, U.S.A.

ARTICLE TWO

Coordination of the Alliance

2.1	Steering Committee

2.1.1	Formation of Steering Committee

(a) The parties’ collaboration shall be governed by a steering committee (the “Steering Committee”). Each party shall appoint its representatives on the initial Steering Committee within thirty (30) days following the Original Effective Date and shall promptly thereafter notify the other party of such appointment.

(b) The Steering Committee shall have a total of six (6) members. ZGEN and Merck Serono shall each appoint three (3) members. If at any time a vacancy occurs for any reason, the party that appointed the prior incumbent shall as soon as reasonably practicable appoint a successor. Each party shall promptly notify the other party of any substitution of another person as its appointee on the Steering Committee.

2.1.2	Roles and Responsibilities

The Steering Committee shall be responsible for:

(a) Review and approval of a Medical Hypothesis for a Gene.

(b) Review and approval of the Research Plan and Budget for a Gene.

(c) Monitoring the use of a Third Party’s intellectual property under Section 2.3.

(d) Designation of Leads and Targets and facilitating the exercise of Option Rights pursuant to Section 5.2 and 5.3, including determining whether a Lead or Target [    *    ] licensed Lead or Target.

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(e) Resolution of disputes occurring at the Research Team level or between the parties’ respective Patent Contacts.

The Steering Committee may, on its own initiative and at any time, act or reverse action, within the scope of the Research Team’s or Patent Contacts’ responsibilities.

2.1.3	Meetings and Communications

The Steering Committee shall meet at least semi-annually at mutually agreed upon times and locations. Unless otherwise agreed, the location of such meetings will alternate between the parties’ headquarters. Meetings shall take place in person, by videoconference or by telephone conference, as mutually agreed by the parties. There shall be an agenda for each meeting of the Steering Committee, and written minutes of each meeting shall be taken and shall include the issues discussed and action items, if any, arising from such meeting. Meeting minutes shall be submitted to the members of the Steering Committee. Each face-to-face meeting of the Steering Committee shall include a review and approval (or amendment) of minutes from the prior meeting and of all actions taken through interim communications.

2.1.4	Decision Making; Formalities

(a) All official actions, decisions or rulings of the Steering Committee under this Restated Agreement must receive the approval of four (4) members either in writing (including by email or facsimile) or by vote at a meeting of the Steering Committee, and all significant actions, decisions or rulings shall subsequently be entered into the minutes of meetings of the Steering Committee.

(b) The parties intend that, to the maximum extent practicable, they shall reach decisions hereunder cooperatively through the deliberations of the Steering Committee. If a decision cannot be made in accordance with this Section 2.1.4, either of the parties may institute the procedure described in Article Thirteen.

2.2	Research Leaders and Research Team

2.2.1	Research Leaders; Appointment; Role and Responsibilities

(a) Each party shall appoint its initial research leader to be responsible for the day to day coordination of the parties’ efforts under this Restated Agreement (each a “Research Leader”) within thirty (30) days following the Original Effective Date and shall promptly thereafter notify the other party of such appointment. If at any time a vacancy occurs for any reason, the party that appointed the prior incumbent shall as soon as reasonably practicable appoint a successor. Each party shall promptly notify the other party of any substitution of another person as its Research Leader.

(b) Subject to the Guiding Principles, the Research Leaders shall coordinate the parties’ efforts under this Restated Agreement, including the performance of the parties’ respective Research Tasks. In particular the Research Leaders shall review and, subject to

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Sections 2.3 and 7.4, approve any proposed use of a Third Party’s products, materials or services in a Research Project, and the related costs and expenses as Research Costs, whether under an existing or a proposed new Third Party Agreement. The Research Leaders shall communicate with each other as often and by such media as they deem appropriate but in no case less than quarterly.

2.2.2	Formation of Research Team

(a) The Research Leaders shall form the initial research team to manage the research to be conducted hereunder (the “Research Team”) by the thirtieth (30th) day following their appointment as the Research Leaders.

(b) Those serving on the Research Team must be approved by the Steering Committee. The Research Team may have any number of members as may be approved by the Steering Committee. While the parties need not be equally represented in number of members on the Research Team, the Research Team will be co-led by the two (2) Research Leaders.

(c) The Research Leaders may form additional Research Teams for distinct Genes; provided that the individuals serving on the Research Team for a Gene may serve on the Research Team for one or more different Genes.

2.2.3	Roles and Responsibilities

(a) The Research Team shall coordinate the exchange of information pursuant to Section 3.1.3.

(b) The Research Team shall coordinate any interactions between the parties with respect to evaluation of Genes prior to Medical Hypothesis.

(c) Within ninety (90) days after a Collaboration Election, the Research Team shall prepare and submit to the Steering Committee for approval an initial Research Plan and Budget directed at gathering information relating to the Gene to support the designation of a Lead or Target. The initial Research Plan and Budget shall cover the remainder of the then current calendar year and the whole of the immediately following calendar year. As appropriate from time to time and not less often than annually, the Research Team shall prepare and submit to the Steering Committee for approval proposed updates and amendments to the Research Plan and Budget; provided that an update or amendment may not extend the Research Term for the Gene.

(d) Subject to the Guiding Principles, the Research Team shall under the direction of the Research Leaders plan the Research Tasks of the parties, establish and monitor timetables for the conduct of the Research Tasks, select entities or individuals, including Merck Serono, ZGEN or Third Party contractors, to perform Research Tasks, and otherwise monitor compliance with the Research Plan and Budget.

(e) The Research Team shall periodically review the information gathered relating to a Gene to assess whether a Lead or Target may be designated and make recommendations to the Steering Committee promptly after the Research Team considers that a Lead or Target may be designated.

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(f) Following a Collaboration Election with respect to a Gene, the Research Team shall submit to the Steering Committee a full written status report with respect to such Gene on a semi-annual basis during the Research Term. A status report shall cover the then-current status, the results achieved, the problems encountered and other pertinent material information relating to the designation of a Lead or Target related to such Gene.

2.2.4	Meetings and Communications

The Research Team shall meet as often as is deemed necessary by the Research Leaders but in no case less than quarterly. Meetings shall take place in person, by videoconference or by telephone conference, as mutually agreed by the Research Leaders. There shall be an agenda for each meeting of the Research Team, and written minutes of each meeting shall be taken and shall include the issues discussed and action items, if any, arising from such meeting. Meeting minutes shall be submitted to the members of the Research Team and the Steering Committee.

2.2.5	Decision Making; Formalities

All official actions, decisions or rulings of the Research Team under this Restated Agreement must receive the approval of the two (2) Research Leaders, either in writing (including by email or facsimile) or by vote at a meeting of the Research Team, and all significant actions, decisions or rulings shall subsequently be entered into the minutes of meetings of the Research Team. In the absence of such mutual approval, either Research Leader may by formal written notice to the Steering Committee declare the existence of a dispute at the Research Team level and thereby request that such dispute be resolved by the Steering Committee.

2.3	Use of Third Party Intellectual Property; Reach Through Royalties

Neither party shall knowingly incur a financial obligation to a Third Party payable in connection with the subsequent development or sale of a therapeutic product related to a Gene whether by using the intellectual property of a Third Party in the evaluation of the protein expressed by the Gene or as part of the Research Project or otherwise without providing the Steering Committee with prior written notice. Unless the Steering Committee decides the costs and expenses are Research Costs, all costs and expenses shall be borne by the party incurring the obligation. If a party becomes aware of a financial obligation described in this Section 2.3 as to which no notice was provided to the Steering Committee, it shall notify the Steering Committee of the event promptly after it becomes aware thereof.

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ARTICLE THREE

Evaluation of Genes and Selection for Collaborative Research

3.1	Evaluation prior to Medical Hypothesis

3.1.1	Parties’ Rights to Independently Evaluate

(a) During the Evaluation Term, each party may, in accordance with this Restated Agreement and at its own cost and expense, evaluate the therapeutic utility of the proteins expressed by each Non-Core Gene using any research methods or tools that it deems appropriate. Subject to Section 3.1.2, only ZGEN may evaluate the ZGEN Core Genes.

(b) Subject to Section 3.2, the parties shall have no obligation to collaborate regarding the evaluation of the therapeutic utility of the protein expressed by any Gene.

(c) At least on a semi-annual basis via a meeting of the Research Leaders, each party shall keep the other apprised as to the status of its evaluation of the therapeutic utility of the proteins expressed by each Gene, in particular reporting any material results achieved, problems encountered and other pertinent material information. Such meetings shall take place by such means (in person, by videoconference or by telephone conference) and at such times and locations as mutually agreed by the Research Leaders. Written minutes of each meeting shall be taken and shall include the issues discussed and action items, if any, arising from such meeting.

3.1.2	ZGEN Core Genes

(a) ZGEN anticipates advancing the ZGEN Core Genes to Medical Hypothesis, at its sole cost and expense. Therefore, except as set forth in Subsection (b), Merck Serono shall not evaluate the therapeutic utility of the proteins expressed by a ZGEN Core Gene during the Evaluation Term. [    *    ].

(b) ZGEN may by written notice to Merck Serono remove a Gene’s designation as a ZGEN Core Gene and allow Merck Serono to evaluate the therapeutic utility of the proteins it expresses during the Evaluation Term.

3.1.3	Initial Transfer

Promptly following the Original Effective Date, the Research Team developed a plan pursuant to which the parties have disclosed to each other ZGEN Enabling Technology and Merck Serono Enabling Technology, respectively. Following the Effective Date, the parties shall continue to disclose to each other any new ZGEN Enabling Technology and Merck Serono Enabling Technology, respectively, in accordance with the agreed plan.

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3.2	Selection for Collaborative Research at Medical Hypothesis

3.2.1	Notice of Medical Hypothesis to the Other Party

Each party’s Research Leader shall provide prompt written notice to the other Research Leader when the party he or she represents has formed a Medical Hypothesis for a Gene. The notice shall summarize in writing the information relating to the Medical Hypothesis set forth in Exhibit B. The Research Leaders shall submit the notice to the Steering Committee for approval within [    *    ] of receipt, and the Steering Committee shall consider the Medical Hypothesis within [    *    ] thereafter and approve or give reasons for withholding approval of the Medical Hypothesis for the Gene.

3.2.2	Collaboration Election; Procedure

(a) By the [    *    ] after the later of the day on which:

(i) the Steering Committee approves a Medical Hypothesis for a Gene; and

(ii) ZGEN gives Merck Serono notice of a Definitive Response for such Gene;

Merck Serono shall indicate in writing whether it wishes to perform research relating to the Gene to gather information to support the designation of a related Lead or Target. [    *    ] after receipt of a notice from Merck Serono indicating a wish to perform research, ZGEN shall indicate in writing whether it wishes to collaborate in such research.

(b) All research relating to a Gene for which a Collaboration Election is made shall be conducted in accordance with Article Four.

3.2.3	No Collaboration Election Because ZGEN Does Not Wish to Perform Research

(a) If Merck Serono (but not ZGEN) wishes to perform research relating to a Gene for which a Medical Hypothesis is approved to support the designation of a related Lead or Target, it may do so at its sole cost and expense during the Research Term. Merck Serono shall submit to ZGEN a written status report on a semi-annual basis during the Research Term. A status report shall cover the then-current status, the results achieved, the problems encountered and other pertinent material information relating to the designation of a Lead or Target related to the Gene. Merck Serono shall [    *    ] to gather information relating to the Gene in order to support the designation of a related Lead or Target, [    *    ]. During the Research Term, ZGEN will provide to Merck Serono full and prompt disclosure of any new ZGEN Enabling Technology described in paragraph 63(a)(i) or to be transferred pursuant to paragraph 63(a)(iii) of Exhibit A, including any invention disclosures submitted to its patent department which disclose such new ZGEN Enabling Technology.

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(b) If ZGEN does not wish to perform collaborative research relating to a Gene for which a Medical Hypothesis is approved to support the designation of a related Lead or Target, it shall have no Option Rights with respect to such Gene. In addition, were Merck Serono to exercise its Option Rights with respect to such Gene and the related Lead or Target, the resulting Exclusive License Agreement would be in the form set forth on Exhibit H (Scenario B).

(c) Merck Serono may terminate research relating to a Gene for which it performs research without ZGEN under Subsection (a) at any time before a Lead or Target related to the Gene is designated by giving ZGEN written notice, which shall be effective immediately upon receipt by ZGEN. On the effective date of Merck Serono’s termination of research with respect to such Gene, the parties shall have the Wind Down Rights and Obligations with respect to such Gene.

(d) If ZGEN believes that Merck Serono has failed [    *    ] with respect to the performance of research relating to a Gene as required by Subsection (a), ZGEN shall deliver a written notice to Merck Serono stating that Merck Serono has failed [    *    ] and ZGEN’s reasons for such belief. Unless Merck Serono earlier provides written notice disputing ZGEN’s assertion, effective [    *    ] following Merck Serono’s receipt of ZGEN’s notice, the parties shall have the Wind Down Rights and Obligations with respect to such Gene. If Merck Serono timely provides notice of a dispute, then notwithstanding Section 13.4, such dispute shall be resolved in accordance with Sections 13.1 through 13.3, and, if such dispute is finally resolved in ZGEN’s favor, the parties shall have the Wind Down Rights and Obligations with respect to such Gene. If such dispute is finally resolved in Merck Serono’s favor, Merck Serono shall retain all its rights and obligations hereunder with respect to such Gene.

3.2.4	No Collaboration Election Because Merck Serono Does Not Wish to Perform Research

If Merck Serono does not wish to perform research relating to a Gene for which a Medical Hypothesis is approved to support the designation of a related Lead or Target, the parties shall have the Wind Down Rights and Obligations with respect to such Gene.

3.3	Expiration of the Evaluation Term

If, on expiration of the Evaluation Term for a Gene, a Medical Hypothesis for the Gene has not been formed, either:

(a) Merck Serono may exercise its Option Rights with respect to any potential Lead or Target related to the Gene (subject to, in the case of ZGEN Core Genes, the Cap) on the financial terms outlined as if such potential Lead or Target (as appropriate) related to the Gene met the stated criteria and had been designated; or

(b) the parties shall have the Wind Down Rights and Obligations with respect to such Gene.

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ARTICLE FOUR

Collaborative Research Following a Collaboration Election

4.1	Guiding Principles

The parties intend to conduct any research relating to a Gene for which a Collaboration Election is made in accordance with the following principles (“Guiding Principles”): joint governance, collaboration, joint decision-making, shared access and responsibility and shared opportunity.

4.2	Efforts; Cooperation

(a) Each party shall [    *    ] to gather information relating to a Gene for which a Collaboration Election is made in order to support the designation of a Lead or Target based on such Gene, including performing its Research Tasks in accordance with the Research Plan and Budget for the Gene.

(b) Each party shall cooperate with and provide reasonable support to the other party, as requested by the other party, in connection with the performance of its Research Tasks.

(c) Each party shall be responsible for the selection and supervision of its personnel who are assigned any Research Tasks pursuant to this Restated Agreement.

4.3	Exchange of Technology

During the Research Term, Merck Serono and ZGEN will each provide to the other party full and prompt disclosure of any new Merck Serono Enabling Technology, ZGEN Enabling Technology or Project Technology Controlled by such party, including any invention disclosures submitted to its patent department which disclose such new Merck Serono Enabling Technology, ZGEN Enabling Technology or Project Technology.

4.4	Research Plan and Budget

The Research Plan and Budget shall describe the Research Tasks and allocate them between the parties in accordance with the Guiding Principles.

4.5	Shared Research Costs

4.5.1	Cost Sharing Ratio

All Research Costs incurred during the Research Term and pursuant to the Research Plan and Budget shall be funded and borne [    *    ] percent ([    *    ]%) by Merck Serono and [    *    ] percent ([    *    ]%) by ZGEN, regardless of which party is allocated, performs or incurs the cost of one or more of the relevant Research Tasks.

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4.5.2	Cap on Research Costs

The Research Plan and Budget for a Gene shall specify an annual maximum amount of Research Costs that may be incurred in connection with research on the Gene, subject to appropriate adjustment of such Research Plan and Budget by the Steering Committee from time to time. Neither party shall be obliged to incur or reimburse costs in excess of its cost sharing portion of such maximum amount of Research Costs.

4.5.3	Quarterly Accounting and Reconciliation

(a) Each party shall submit to the Research Leaders at least quarterly (or on such other schedule as may be determined by the Research Team) a written and itemized accounting of the expenditures, costs, and other resources actually devoted by such party to Research Tasks in accordance with the Research Plan and Budget since the last such accounting. The parties’ accountings shall be considered to be Information subject to the confidentiality restrictions of Article Nine. The parties’ accountings will be reviewed and approved in whole or in part (and/or returned in whole or in part to a party for correction or adjustment prior to resubmission) by action of the Research Leaders within thirty (30) days of receipt. The Research Leaders will notify each party on a quarterly basis of the results of such reviews.

(b) To the extent that both parties’ accountings for prior expenditures, costs and other resources for the Research Plan and Budget are approved by the Research Leaders, the Research Leaders will direct by a quarterly invoice (with copies to both parties) that the party that has borne less than its share of the aggregate Research Costs shall reconcile the disparity by paying to the other party an amount sufficient to bring the respective amounts borne by each party, as of the end of the period covered by the accountings, back to the ratio set forth in Section 4.5.1. Any such invoice shall be payable by Merck Serono or ZGEN, as the case may be, to the other party in accordance with Article Six and within thirty (30) days after receipt of the invoice.

(c) The Research Costs shall be accounted for by each party in accordance with the cost accounting principles described in Exhibit C.

4.6	Third Party Research Fees

No Third Party Research Fees shall be allowable as part of the Research Costs borne by a party hereto except to the extent that the same are:

(a) payable by Merck Serono under Section 7.4 (whether or not Subsection (b) of this Section 4.6 applies); or

(b) within the Research Plan and Budget and allowed by the Steering Committee under Section 2.3 or the Research Leaders under Section 2.2.1. All other Third Party Research Fees, if any, shall be borne solely by the party hereto (or its Affiliate) that is party to the applicable Third Party Agreement.

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4.7	Merck Serono’s Right to Opt Out of Collaborative Research

Merck Serono may opt out of research relating to a Gene for which a Collaboration Election was made at any time before a Lead or Target related to the Gene is designated by giving ZGEN written notice, which shall be effective [    *    ] after receipt by ZGEN. On the effective date of Merck Serono’s opt out with respect to such Gene:

(a) Merck Serono’s obligation to contribute to future Research Costs shall cease. However, Merck Serono shall continue to be responsible for its pro rata share of Research Costs incurred during the [    *    ] period prior to the effective date of its opt out in accordance with the Research Plan and Budget in effect on the date the opt out notice was given.

(b) The parties shall have the Wind Down Rights and Obligations.

4.8	ZGEN’s Right to Opt Out of Collaborative Research

ZGEN may opt out of research relating to a Gene for which a Collaboration Election was made at any time before a Lead or Target related to the Gene is designated by giving Merck Serono written notice, which shall be effective [    *    ] after receipt by Merck Serono. On the effective date of ZGEN’s opt out with respect to such Gene:

(a) ZGEN’s obligation to contribute to future Research Costs shall cease. However, ZGEN shall continue to be responsible for its pro rata share of Research Costs incurred during the [    *    ] period prior to the effective date of its opt out in accordance with the Research Plan and Budget in effect on the date the opt out notice was given.

(b) If ZGEN opts out of collaborative research relating to a Gene for which Collaboration Election was made, it shall have no Option Rights with respect to such Gene. In addition, were Merck Serono to exercise its Option Rights with respect to such Gene and the related Lead or Target, the resulting Exclusive License Agreement would be in the form set forth on Exhibit H (Scenario B).

4.9	Expiration of the Research Term

If, on expiration of the Research Term for a Gene, a Lead or Target related to the Gene has not been designated, either:

(a) Merck Serono may exercise its Option Rights with respect to any potential Lead or Target related to the Gene (subject to, in the case of ZGEN Core Genes, the Cap) on the financial terms outlined as if such potential Lead or Target (as appropriate) related to the Gene met the stated criteria and had been designated; or

(b) the parties shall have the Wind Down Rights and Obligations with respect to such Gene.

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ARTICLE FIVE

Option Rights

5.1	Option Rights

(a) Subject to the terms of this Restated Agreement (including, in the case of Merck Serono’s Option Rights to ZGEN Core Genes, the Cap), each party shall have rights (“Option Rights”) to acquire rights and licenses to any Lead or Target that has been designated during the Research Term or, in the case of Merck Serono, any potential Lead or Target described in Sections 3.3 or 4.9. The procedure for the exercise of these Option Rights is set forth in Section 5.2 below.

(b) ZGEN will not grant any rights or licenses under the ZGEN IP to any such Lead or Target unless both (i) Merck Serono has not exercised its Option Rights with respect to such Lead or Target and such Option Rights have expired and (ii) Merck Serono has not exercised its Trigger Agreement Options with respect to such Lead or Target and all Trigger Agreement Options have expired.

(c) Merck Serono will not grant any rights or licenses under the Merck Serono IP to any such Lead or Target unless both (i) ZGEN has not exercised its Option Rights with respect to such Lead or Target and such Option Rights have expired and (ii) ZGEN does not have a Trigger Agreement Option or ZGEN has not exercised its Trigger Agreement Options with respect to such Lead or Target and all Trigger Agreement Options have expired.

5.2	Procedure Following Collaboration Election

(a) Once the parties have generated sufficient information with respect to a Gene on which they are performing collaborative research under Article Four to support the designation of a Lead or Target, the Research Team will summarize in writing all available information relating to a putative Lead or Target and submit it to the Steering Committee for approval, and the Steering Committee shall consider the designation of the Lead or Target within [    *    ] thereafter and approve or give reasons for withholding the designation. A notice relating to a Lead shall summarize in writing the information set forth in Exhibit F and a notice relating to a Target shall summarize in writing the information set forth in Exhibit G.

(b) Subject to Subsection (e), to exercise its Option Rights with respect to a Lead and/or Target, a party must provide written notice to the other by the [    *    ] after the day on which the Steering Committee designates such Lead or Target.

(c) Subject to Subsection (e), a party may exercise its Option Rights with respect to any Gene by indicating that it wishes to exercise such rights for a Lead based on such Gene or a Target based on such Gene, or both. If a party exercises such rights for both a Target and a Lead based on the same Gene, then the parties (or their designated Affiliates) will enter into two separate agreements, but the [    *    ] under the agreement for the Target shall [    *    ] against the [    *    ] under the agreement for the Lead. If ZGEN and Merck Serono (or its designated Affiliate) enter into an agreement with respect to a Target and subsequently enter into one or

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more agreements with respect to a Lead or a Target directed at developing licensed products that bind to or inhibit the activity of the Target that was the subject of the first agreement, then the [    *    ] under all such agreements shall be deemed to be satisfied by the [    *    ] any one of such agreements.

(d) Within [    *    ] after receipt or transmission (as the case may be) of a notice exercising Option Rights by the exercising party, the non-exercising party shall provide the exercising party with a draft Exclusive License Agreement in the form set forth in Exhibit H (Scenario A). If the relevant Gene is a Non-Core Gene, the financial terms for the draft Exclusive License Agreement shall be the financial terms set forth in Exhibit D. If the relevant Gene is a ZGEN Core Gene, the financial terms for the draft Exclusive License Agreement shall be the financial terms set forth in Exhibit E. ZGEN and Merck Serono (or its designated Affiliate) shall negotiate, to the extent applicable, and execute and deliver such agreement within [    *    ] of its receipt by the exercising party.

(e) To avoid conflicts over a particular Gene, the parties have agreed a “draft pick” system as follows:

(i) Merck Serono shall have the primary Option Right to the first Lead or Target designated following the Effective Date i.e., if Merck Serono exercises its Option Rights with respect to such Lead or Target it will prevail in the event that ZGEN also exercises its Option Rights. Thereafter, the primary Option Right shall alternate between Merck Serono and ZGEN i.e., ZGEN shall have the primary Option Right to the second Lead or Target designated, Merck Serono to the third and so on.

(ii) [    *    ].

5.3	Procedure if No Collaboration Election Because ZGEN Did Not Wish to Perform Research

(a) Once Merck Serono has generated sufficient information with respect to a Gene on which it is performing research alone under Section 3.2.3 to support the designation of a Lead or Target, Merck Serono will summarize in writing all available information relating to a putative Lead or Target and submit it to the Steering Committee for approval, and the Steering Committee shall consider the designation of the Lead or Target within [    *    ] thereafter and approve or give reasons for withholding the designation. A notice from Merck Serono relating to a Lead shall summarize in writing the information set forth in Exhibit F and a notice from Merck Serono relating to a Target shall summarize in writing the information set forth in Exhibit G. Such notices from Merck Serono under this Section 5.3(a) will indicate whether Merck Serono wishes to exercise its Option Rights to such Lead or Target.

(b) Within [    *    ] after receipt of a notice from Merck Serono under Subsection (a) exercising Option Rights, ZGEN shall provide Merck Serono with a draft Exclusive License Agreement in the form set forth in Exhibit H (Scenario B). If the relevant Gene is a Non-Core Gene, the financial terms for the draft Exclusive License Agreement shall be the financial terms set forth in Exhibit D. If the relevant Gene is a ZGEN Core Gene, the financial terms for the

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draft Exclusive License Agreement shall be the financial terms set forth in Exhibit E. ZGEN and Merck Serono (or its designated Affiliate) shall negotiate, to the extent applicable, and execute and deliver such agreement within sixty (60) days of its receipt by Merck Serono.

(c) For the sake of clarity, the Cap will apply to the exercise of Option Rights under this Section 5.3 but such exercise of Option Rights will not counted for the purpose of the “draft pick” mechanism described in Section 5.2(e).

5.4	Rights and Obligations

(a) If neither party exercises its Option Rights with respect to a Lead or Target related to a Gene on which they performed collaborative research under Article Four in accordance with the terms and conditions set forth in Section 5.2, such Lead or Target shall be available to Merck Serono pursuant to Subsection (b).

(b) On the expiration of Option Rights with respect to a Lead or Target pursuant to Section 5.2(a), Merck Serono shall have an additional [    *    ] to consider whether it wishes to exercise it Option Rights with respect to such Lead or Target on the same terms as if the relevant Gene were a Gene on which Merck Serono performed research alone under Section 3.2.3. If, within the forgoing [    *    ] period, Merck Serono exercises its Option Rights in writing, ZGEN shall, within [    *    ] of Merck Serono’s notice exercising its Option Rights, provide Merck Serono with a draft Exclusive License Agreement in the form set forth in Exhibit H (Scenario B). If the relevant Gene is a Non-Core Gene, the financial terms for the draft Exclusive License Agreement shall be the financial terms set forth in Exhibit D. If the relevant Gene is a ZGEN Core Gene, the financial terms for the draft Exclusive License Agreement shall be the financial terms set forth in Exhibit E. ZGEN and Merck Serono (or its designated Affiliate) shall negotiate, to the extent applicable, and execute and deliver such agreement within [    *    ] of its receipt by Merck Serono. For the sake of clarity, the Cap will apply to the exercise of Option Rights under this Section 5.4(b) but such exercise of Option Rights will not counted for the purpose of the “draft pick” mechanism described in Section 5.2(e).

(c) If Merck Serono does not exercise its Option Rights pursuant to Sections 5.3 or 5.4(b), the parties shall have the Wind Down Rights and Obligations with respect to the related Gene; provided, however, if ZGEN exercises its Option Rights to the related Lead or Target, the resulting Exclusive License Agreement would be in the form set forth on Exhibit H (Scenario A).

5.5	Licenses to Third Parties

(a) Neither party will, without the prior written consent of the other party, grant to a Third Party a license or other rights with respect to a Gene under the Merck Serono Enabling Technology, ZGEN Enabling Technology or Project Technology, as applicable, during the Evaluation Term or Research Term.

(b) ZGEN and Merck Serono shall share equally in remuneration for any of the Merck Serono Enabling Technology, the ZGEN Enabling Technology or the Project Technology, respectively, licensed by ZGEN or Merck Serono to a Third Party during the Evaluation Term or Research Term in accordance with Subsection (a).

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ARTICLE SIX

Records, Reporting, Payment and Audits

6.1	Form of Payment; Currency Conversion

All monies due from one party to the other hereunder shall be paid in United States Dollars by wire transfer or other method designated from time to time by the receiving party. The rate of exchange to be used shall be the average rate of exchange for the thirty (30) days preceding the date of payment for the conversion of local currency to United States Dollars as published by The Wall Street Journal (or if it ceases to be published, a comparable publication to be agreed upon by the parties) or, for those countries for which such average exchange rate is not published by The Wall Street Journal, the exchange rate used by Merck Serono for its own corporate consolidation purposes.

6.2	Late Payment

Without limitation on other available rights or remedies, all amounts payable under this Restated Agreement will bear interest at the rate of one percent (1%) per month or the maximum legal rate, whichever is less, from the date due through the date of payment.

6.3	Records

Both Merck Serono and ZGEN shall keep true and accurate records of revenues, deductions from revenue, expenses and employees’ time devoted to the collaborative effort undertaken pursuant to this Restated Agreement and any Research Plan and Budget for a Gene, such that their Research Costs and Third Party Research Fees will be accurately accounted for and determined hereunder. All such records shall be retained for a period of at least two (2) years following the end of the calendar year to which they relate.

6.4	Audits

At the other party’s request, Merck Serono and ZGEN shall permit the records kept and maintained pursuant hereto to be inspected at any time during regular business hours, but not more often than once per calendar year, by an independent public accountant appointed by the other party for this purpose and reasonably acceptable to the audited party. The independent public accountant shall report to the auditing party and the party under audit only its conclusions regarding the amount of the allowed costs or deductions and/or the payments due hereunder. The parties shall mutually determine a general strategy for such audit in advance of its conduct. Any such audit shall be at the expense of the party requesting the same, unless the audit concludes that, with respect to the period under audit, the party under audit overstated or understated any amounts to such an extent that a payment made or called for under this Restated Agreement was more than five percent (5%) in error and in the favor of the party under audit, in which event if such conclusion is undisputed, the party under audit shall pay or reimburse the auditing party for

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the reasonable expenses of such audit. ZGEN and Merck Serono agree that unless covered by one or more exceptions described in Sections 9.2(a) - (e), all information subject to audit under this Section 6.4 is confidential and that each Party shall cause its accounting firm to retain all such information subject to the confidentiality restrictions of Article Nine.

6.5	Payments Based on Audit Results

If the independent public accountant makes an undisputed determination that any amounts to be paid hereunder have been under-paid or over-paid, the party that benefited therefrom shall promptly make a payment to the other party such that all amounts paid hereunder shall conform to the amounts so determined to be payable.

6.6	Withholding

If any amounts are required to be withheld or any taxes are required to be paid on behalf of or with respect to any party hereto by reason of any payment to such party by the other party, the payor may withhold such amounts and make the tax payments so required. All such tax payments made on behalf of a party shall be considered to be paid to such party for purposes of this Restated Agreement. The party withholding the same shall promptly secure and deliver to the other party appropriate official receipts for the taxes withheld and other documents necessary to enable such other party to claim appropriate foreign tax credits for such taxes paid.

ARTICLE SEVEN

Licenses

7.1	License to Merck Serono

Subject to the terms of this Restated Agreement, ZGEN hereby grants to Merck Serono a nonexclusive license under the ZGEN IP to:

(a) evaluate the therapeutic utility of a protein expressed by a Non-Core Gene during the Evaluation Term; and

(b) perform Merck Serono’s Research Tasks or perform research pursuant to Section 3.2.3 during the Research Term.

Unless separately licensed, Merck Serono shall not use the ZGEN IP for any other purpose, including [    *    ].

7.2	License to ZGEN

Subject to the terms of this Restated Agreement, Merck Serono hereby grants to ZGEN a nonexclusive license under the Merck Serono IP to:

(a) evaluate the therapeutic utility of a protein expressed by a Gene during the Evaluation Term; and

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(b) perform ZGEN’s Research Tasks during the Research Term.

Unless separately licensed, ZGEN shall not use the Merck Serono IP for any other purpose, including [    *    ].

7.3	Grant of Sublicenses and Use of Contractors

ZGEN and Merck Serono shall each have the right to grant sublicenses under the licenses granted in Sections 7.1 and 7.2 respectively or otherwise use Contractors to perform this Restated Agreement; provided that:

(a) any such sublicense or agreement shall be in writing and shall provide that:

(i) all intellectual property resulting from the sublicense or the Contractor’s activities [    *    ] (as the case may be);

(ii) the grant of further sublicenses or subcontracts is prohibited; and

(iii) its scope is limited to the performance of this Restated Agreement; and

(b) the party granting the sublicense or entering the agreement with a Contractor shall not be relieved of its responsibilities and obligations hereunder.

7.4	Licenses from Third Parties

If ZGEN licenses, or has licensed, ZGEN Enabling Technology from a Third Party, ZGEN will notify Merck Serono of any such licenses, and at the request of Merck Serono and where permitted by the Third Party Agreement, ZGEN will sublicense such rights to Merck Serono for the sole purpose of evaluating the therapeutic utility of the proteins expressed by the Gene and performing Research Tasks or research pursuant to Section 3.2.3 relating to the Gene; provided that [    *    ] in connection with acquiring or exercising the sublicensed rights, which [    *    ] if incurred in connection with the performance of Research Tasks. ZGEN shall be deemed not to Control the applicable ZGEN Enabling Technology contemplated by this Section 7.4 until [    *    ] under this Section 7.4.

7.5	No Other Rights

Except for the rights expressly granted under this Article Seven and Article Five, no right, option or license is granted or implied to Merck Serono or ZGEN under any patent or other intellectual property or to any other product, in any field, or in any geographic territory. Neither party makes any grant of rights by implication.

7.6	Use of Names, Trade Names and Trademarks

Except as provided herein, nothing contained in this Restated Agreement shall be construed as conferring any right on either party to use in advertising or other promotional activities any name, trade name, trademark or other designation of the other party hereto, any of its Affiliates or of any of its licensors under any Third Party Agreement, including any contraction, abbreviation or simulation of any of the foregoing, unless the express written permission of such other party has been obtained.

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ARTICLE EIGHT

Intellectual Property Ownership, Prosecution and Enforcement

8.1	Intellectual Property Ownership

ZGEN shall own any and all intellectual property covering ZGEN IP, Merck Serono shall own any and all intellectual property covering Merck Serono IP, and ZGEN and Merck Serono shall jointly own any and all intellectual property covering Joint Project Technology, in each case subject to the licenses granted hereunder. Regardless of where an invention is discovered, developed or otherwise generated and regardless of the laws of the country in which the patent application is filed, laws of the United States shall apply to determine inventorship hereunder.

8.2	Patent Contacts for Gene

Each party shall designate its initial Patent Contact within thirty (30) days following the Original Effective Date and shall promptly thereafter notify the other party of such designation. If at any time a vacancy occurs for any reason, the party that appointed the prior incumbent shall as soon as reasonably practicable appoint a successor. Each party shall promptly notify the other party of any substitution of another person as its Patent Contact. The Patent Contacts shall have the responsibilities set forth in Section 8.3.3.

8.3	Prosecution and Maintenance

8.3.1	ZGEN IP

ZGEN shall be solely responsible, as it shall determine in its sole discretion and at its own expense, for the filing and prosecution of any and all patent applications with respect, in whole or in part, to any ZGEN IP (other than ZGEN’s interest in Joint Project Technology, which is addressed in Section 8.3.3), for opposition, appeal, reexamination, reissue, revocation, interference or other administrative proceedings with respect thereto, and for the maintenance of any available patent protection with respect thereto.

8.3.2	Merck Serono IP

Merck Serono shall be solely responsible, as it shall determine in its sole discretion and at its own expense, for the filing and prosecution of any and all patent applications with respect, in whole or in part, to any Merck Serono IP (other than Merck Serono’s interest in Joint Project Technology, which is addressed in Section 8.3.3), for opposition, appeal, reexamination, reissue, revocation, interference or other administrative proceedings with respect thereto, and for the maintenance of any available patent protection with respect thereto.

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8.3.3	Joint Project Technology

ZGEN and Merck Serono shall share responsibilities and decision making with regard to patent matters relating to Joint Project Technology and shall share the costs of filing, prosecution, oppositions, appeals, reexaminations, reissues, revocations, interferences, other administrative proceedings and maintenance with respect thereto on a fifty/fifty (50/50) basis. The Patent Contacts shall be responsible for assigning specific tasks to each of the parties for the filing and prosecution of any and all patent applications, for opposition, appeal, reexamination, reissue, revocation, interference or other administrative proceedings, and for the maintenance of any available patent protection with respect to any Joint Project Technology.

8.3.4	Patent Prosecution Party’s Efforts

(a) The “Patent Prosecution Party” means:

(i) with respect to patents and patent applications within the ZGEN IP (other than Joint Project Technology), ZGEN;

(ii) with respect to patents and patent applications within the Merck Serono IP (other than Joint Project Technology), Merck Serono; and

(iii) with respect to patents and patent applications within the Joint Project Technology, the party appointed by the Patent Contacts on a patent-by-patent basis.

(b) For each patent application, patent and proceeding described in this Section 8.3, the Patent Prosecution Party shall exert its Reasonable Commercial Efforts, consistent with its customary practices with respect to its own activities. However, with respect to Joint Project Technology, the Patent Prosecution Party shall:

(i) deliver to the other party copies of communications between the Patent Prosecution Party and relevant patent offices, promptly after receipt from, or delivery to, such patent office; and

(ii) take the other party’s comments and suggestions, if any, into consideration when framing responses and submissions to patent offices.

The Patent Prosecution Party shall have no obligation to solicit comments or suggestions from the other party and shall have final authority over patent strategy, including selection of jurisdictions in which to file patent applications and the content of responses and submissions to patent offices.

8.4	Defense and Enforcement Actions

During the Term, each party shall, as soon as reasonably practicable after it becomes aware of the relevant event, notify the other party of:

(a) any attack on the validity or enforceability of the Merck Serono Enabling Technology, ZGEN Enabling Technology or Project Technology;

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(b) any infringement or misappropriation of the Merck Serono Enabling Technology, ZGEN Enabling Technology or Project Technology; or

(c) any certification filed under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984 claiming that any patent within the Merck Serono Enabling Technology, ZGEN Enabling Technology or Project Technology, is invalid or that infringement of any such technology will not arise from the manufacture, use or sale of any product by a Third Party.

The Patent Prosecution Party shall have the sole right to respond to the applicable event listed in Section 8.4. However, the parties may, on the recommendation of the Patent Contacts and with the consent of the Patent Prosecution Party, decide to pursue the Third Party jointly under mutually agreeable conditions but, except where a party has an interest in Joint Project Technology, the other party shall have no right under this Restated Agreement to intervene if the Patent Prosecution Party fails to take action in connection with an event listed in this Section 8.4. In the case where an event listed in this Section 8.4 relates to Joint Project Technology, if the Patent Prosecution Party for the relevant patents fails to take reasonable action within ninety (90) days after receiving notice of the claim (or twenty-one (21) days after the filing date with respect to an event listed in Section 8.4(c)), then the other party shall have the right to take such action, by counsel of its own choice and at its own expense. Each party shall provide reasonable cooperation and assistance as may be reasonably requested by the party taking any action pursuant to this Section 8.4. For the sake of clarity, the other party shall have no right to intervene if the patent owner or Patent Prosecution Party fails to take action in connection with any patent that does not relate to Joint Project Technology.

ARTICLE NINE

Confidentiality; Materials; Publicity

9.1	Confidentiality and Non-Use

During the Term and for a period of [    *    ] thereafter each party shall maintain the other party’s Information as confidential, using the same degree of care it uses to protect its own confidential information. During the Term and at all times thereafter, neither party shall use the other party’s Information, except for the activities contemplated by this Restated Agreement.

9.2	Exceptions

The obligations of Section 9.1 shall not apply to Information that:

(a) was known by the receiving party or its Affiliates prior to disclosure by the disclosing party, as evidenced by prior written records;

(b) becomes part of the public domain through no fault of the receiving party or its Affiliates;

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(c) was obtained, on a non-confidential basis, by the receiving party or its Affiliates from a Third Party having no direct or indirect obligation of confidentiality to the disclosing party or its Affiliates;

(d) was disclosed by the disclosing party to a Third Party on a non-confidential basis; or

(e) is developed by the receiving party or its Affiliates independently of disclosures made hereunder, as evidenced by written records.

9.3	Permitted Disclosures

Notwithstanding Section 9.1, Merck Serono and ZGEN shall each be permitted to disclose the other party’s Information:

(a) to its Affiliates, Contractors and sublicensees, or prospective Affiliates, Contractors or sublicensees, and its licensors under Third Party Agreements, who are subject to confidentiality requirements at least as stringent as those contained herein;

(b) to its employees, and employees of its Affiliates, Contractors or sublicensees who require the same for the purposes contemplated by this Restated Agreement, and who are subject to confidentiality requirements at least as stringent as those contained herein;

(c) to its patent attorney or agent or any patent authority in any country as shall be reasonably required for filing or prosecuting any patent application with respect to any Patent Rights in accordance with Article Eight;

(d) in support of or in connection with any actions to defend or enforce any Patent Rights in accordance with Article Eight;

(e) if such disclosure is required to meet the requirements of any stock exchange or stock market or securities laws or regulations to which either party may be subject; or

(f) if such disclosure is required by any order of a court or other governmental authorities of competent jurisdiction, but only after having provided the other party with written notice within a period sufficiently prior to such disclosure to permit the other party to apply for a protective order or take other appropriate action to restrict such disclosure and, if disclosure is still required, so far as reasonably practicable, having minimized the degree of such disclosure and provided such disclosure is covered by conditions of confidentiality.

9.4	Materials; Permitted Uses

Any Materials transferred by one party to the other pursuant to this Restated Agreement shall be used by the receiving party and its Affiliates, Contractors and sublicensees solely for the purposes contemplated by and in accordance with this Restated Agreement. Any Affiliate, Contractor or sublicensee shall be bound by terms at least as stringent as the confidentiality and non-use obligations hereunder with respect to such Materials. Any person using Materials on behalf of the receiving party will be advised of, and is subject to, the terms of this Section 9.4.

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9.5	Publications

Each party agrees that the parties’ personnel involved in a Research Project, separately, together or with other authors, shall be permitted to present at symposia and national or regional professional meetings, and to publish in journals, theses, dissertations or otherwise the results of the Research Project. The foregoing permission is subject to each party’s right (via the relevant Research Leader) to receive copies of any proposed publication or presentation in advance of the submission of such proposed publication or presentation to a journal, editor, or other Third Party. The foregoing right shall lapse as to publications relating to a Gene as to which the Wind Down Rights and Obligations apply. Each party shall have [    *    ] after receipt of said copies to object to such proposed presentation or proposed publication either:

(a) because there is subject matter that either party desires [    *    ] to [    *    ] of this Restated Agreement; or

(b) because there is [    *    ] which needs [    *    ].

If either party makes an objection under Subsection (a) above, such subject matter shall remain subject to Article Nine and shall not be published or otherwise disclosed without the written consent of both parties. If either party makes an objection under Subsection (b) above, the parties shall negotiate a mutually acceptable version, and both parties and such other authors (if any) shall withhold such subject matter from such publication or presentation until [    *    ] or, if earlier, the date [    *    ] from the date of receipt of such objection from either party.

9.6	Obligations of Confidentiality to Third Parties

Nothing herein or otherwise shall require any party to disclose information with respect to which such party has an obligation of confidentiality to a Third Party, but each party will exert its Reasonable Commercial Efforts to bring to the attention of the Steering Committee any such Third Party restrictions as may be relevant hereunder.

ARTICLE TEN

Representations, Warranties and Covenants

10.1	Representations, Warranties and Covenants of Merck Serono

Merck Serono hereby makes in favor of ZGEN the representations, warranties and covenants set forth below.

10.1.1	Organization and Good Standing

Merck Serono is a corporation duly organized, validly existing and in corporate good standing under the laws of Switzerland and has the corporate and legal right, title, authority and power to enter into and to perform this Restated Agreement.

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10.1.2	Enforceability; Authority and No Current Conflicts

This Restated Agreement is a legal and valid obligation binding upon Merck Serono and enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles. Merck Serono has taken all necessary action to authorize the execution, delivery and performance of this Restated Agreement. The execution, delivery and performance of Merck Serono’s obligations under this Restated Agreement will not conflict with or result in a breach of or a default under any agreements, contracts, commitments or other arrangements to which Merck Serono is a party or by which it or its properties are bound or violate any order, law or regulation of any court, governmental authority or administrative or other agency having authority over it.

10.1.3	Invention Agreements With Personnel

Merck Serono and its Affiliates have in place with all of their officers and employees who will perform this Restated Agreement written agreements in proper form and substance requiring the assignment to Merck Serono or such Affiliate of all inventions made during the course of their employment by Merck Serono or such Affiliate and requiring such individuals to maintain the confidentiality of Merck Serono’s or such Affiliate’s own information and information that is entrusted to Merck Serono or such Affiliate in confidence by others.

10.1.4	No Future Conflicts

Merck Serono will not during the Term enter into any agreements, contracts, commitments or other arrangements that could conflict with the Option Rights or otherwise prevent Merck Serono from meeting its obligations hereunder.

10.1.5	Compliance With Laws

Merck Serono will comply and will require its Affiliates, Contractors and sublicensees to comply with all applicable laws and regulations in connection with the performance of Merck Serono’s obligations and other activities pursuant to this Restated Agreement; all applicable rules and regulations relating to the use of Materials, including those relating to the use of human and animal subjects or recombinant DNA; and all laws and regulations of Switzerland and any other relevant country concerning any export or other transfer of technology, services or products.

10.1.6	Authority to License

Merck Serono has the right, power and authority to grant the rights and licenses granted by Merck Serono herein.

10.2	Representations, Warranties and Covenants of ZGEN

ZGEN hereby makes in favor of Merck Serono the representations, warranties and covenants set forth below.

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10.2.1	Organization and Good Standing

ZGEN is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Washington, U.S.A., and has the corporate and legal right, title, authority and power to enter into and to perform this Restated Agreement.

10.2.2	Enforceability; Authority and No Current Conflicts

This Restated Agreement is a legal and valid obligation binding upon ZGEN and enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles. ZGEN has taken all necessary action to authorize the execution, delivery and performance of this Restated Agreement. The execution, delivery and performance of ZGEN’s obligations under this Restated Agreement will not conflict with or result in a breach of or a default under any agreements, contracts, commitments or other arrangements to which ZGEN is a party or by which it or its properties are bound or violate any order, law or regulation of any court, governmental authority or administrative or other agency having authority over it.

10.2.3	Invention Agreements With Personnel

ZGEN and its Affiliates have in place with all of their officers and employees who will perform this Restated Agreement written agreements in proper form and substance requiring the assignment to ZGEN or such Affiliate of all inventions made during the course of their employment by ZGEN or such Affiliate and requiring such individuals to maintain the confidentiality of ZGEN’s or such Affiliate’s own information and information that is entrusted to ZGEN or such Affiliate in confidence by others.

10.2.4	No Future Conflicts

ZGEN will not during the Term enter into any agreements, contracts, commitments or other arrangements that could conflict with the Option Rights or otherwise prevent ZGEN from meeting its obligations hereunder.

10.2.5	Compliance With Laws

ZGEN will comply and will require its Affiliates, Contractors and sublicensees to comply with all applicable laws and regulations in connection with the performance of ZGEN’s obligations and other activities pursuant to this Restated Agreement; all applicable rules and regulations relating to the use of Materials, including those relating to the use of human and animal subjects or recombinant DNA; and all laws and regulations of the U.S.A. and any other relevant country concerning any export or other transfer of technology, services or products.

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10.2.6	Authority to License

ZGEN has the right, power and authority to grant the rights and licenses granted by ZGEN herein.

10.3	Materials

ANY MATERIALS PROVIDED OR TO BE PROVIDED HEREUNDER ARE EXPERIMENTAL IN NATURE AND ARE TRANSFERRED BETWEEN THE PARTIES “AS IS” AND WITH ALL FAULTS. NEITHER MERCK SERONO NOR ZGEN MAKES ANY WARRANTY OR REPRESENTATION WITH RESPECT TO THE UTILITY, EFFICACY, NONTOXICITY, SAFETY OR APPROPRIATENESS OF USING THE MATERIALS. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY USE OF MATERIALS, OR ANY LOSS THAT MAY ARISE FROM SUCH USE.

10.4	Warranty Disclaimer

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS RESTATED AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO THE ZGEN IP, MERCK SERONO IP, JOINT PROJECT TECHNOLOGY, GOODS, SERVICES OR OTHER SUBJECT MATTER OF THIS RESTATED AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, PATENTABILITY OR VALIDITY WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

10.5	No Use in Humans

In no event shall a party perform studies or trials in humans relating to the evaluation of a Gene or a Research Project.

ARTICLE ELEVEN

Indemnification; Insurance

11.1	Indemnification

11.1.1	Matters Covered

Each party (the “Indemnifying Party”) shall defend, indemnify and hold harmless the other party and its Affiliates, Contractors and sublicensees and their respective directors, employees and agents (the “Indemnified Parties”) from and against any and all Liabilities to the extent they arise out of:

(a) Third Party claims or actions for personal injury or property damage to the extent such injury or damage is attributable to matters within the scope of the Indemnifying Party’s responsibilities or allocated tasks hereunder;

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(b) Third Party claims or actions arising from the conduct of any Research Tasks by or for the Indemnifying Party; or

(c) Third Party claims or actions arising in connection with any breach of this Restated Agreement by the Indemnifying Party, including a breach of any warranties, representations or covenants made by the Indemnifying Party hereunder.

11.1.2	Exclusions

The Indemnifying Party will not be required to defend, indemnify or hold harmless any Indemnified Party from any Liabilities to the extent they result from:

(a) Third Party claims or actions arising from the negligence or willful malfeasance of any Indemnified Party;

(b) Third Party claims or actions arising from any breach of this Restated Agreement, including the representations, warranties and covenants set forth herein, by, if Merck Serono is the Indemnifying Party, ZGEN and, if ZGEN is the Indemnifying Party, Merck Serono; or

(c) any settlement or admission of liability made or purported to be made by any Indemnified Party without the Indemnifying Party’s prior written approval.

11.2	Defense of Claims

11.2.1	Provision of Attorney

The Indemnifying Party agrees, at its own expense, to provide attorneys to defend against any claims or actions brought or filed against the Indemnified Parties with respect to the subject of the indemnity contained in Section 11.1, whether or not such claims or actions are rightfully brought or filed.

11.2.2	Notice

An Indemnified Party seeking indemnification hereunder shall notify the Indemnifying Party in writing promptly after the assertion of any claim within the scope of the Indemnifying Party’s indemnity obligation hereunder; provided, however, that the failure or delay so to notify the Indemnifying Party shall not relieve it of any obligation hereunder except to the extent that the Indemnifying Party demonstrates that such failure or delay adversely affected its ability to defend or resolve such claim.

11.2.3	Tender of Defense

An Indemnified Party seeking indemnification hereunder shall tender to the Indemnifying Party the right to control the defense of the relevant claim or action, including any decisions regarding the settlement or disposition thereof; provided, however, that

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(a) The Indemnifying Party shall not settle any claim or action in a way that prejudices or adversely impacts an Indemnified Party without the prior approval of the Indemnified Party, which approval shall not be unreasonably withheld or delayed;

(b) If the defendants in any claim or action include both the Indemnifying Party and the Indemnified Party, and either of them concludes that there may be legal defenses available to it that are different from, additional to or inconsistent with those available to the other party, the party so concluding shall:

(i) have the right to select separate counsel to participate in the defense of the claim or action on its behalf; and

(ii) bear the cost and expense of such separate defense, unless, and to the extent, the parties otherwise agree or it is determined pursuant to Article Thirteen that such cost and expense are or were required to be indemnified by the Indemnifying Party hereunder and are or were required to be incurred separately due to such different, additional or inconsistent defenses; and

(c) If the Indemnifying Party determines not to defend the claim or action, or otherwise fails to do so diligently, the Indemnified Party shall have the right to maintain the defense of such claim or action and the Indemnifying Party shall provide reasonable assistance to it in the defense of such claim or action and shall bear the reasonable cost and expense of such defense (including reasonable attorneys’ fees, experts’ fees and other costs of defense at any stage of the proceedings).

11.2.4	Assistance

Either Merck Serono or ZGEN, as applicable, shall provide, and shall cause any Indemnified Party to provide, reasonable assistance to the Indemnifying Party in the defense, settlement or other disposition of a claim or action, including by making available all pertinent information and personnel under its control to the Indemnifying Party.

11.3	Insurance

Each party shall obtain and keep in force, through self insurance or otherwise, in a form reasonably acceptable to the other party hereto, insurance in the amount of [    *    ] Dollars ($[    *    ]) covering its indemnification obligations. It is understood that such insurance shall not be construed to limit a party’s liability with respect to indemnification obligations under this Article Eleven. Each party shall, except to the extent self insured, provide to the other party upon request a certificate evidencing the insurance such party is required to obtain and keep in force under this Article Eleven. Such certificate shall provide that such insurance shall not expire or be cancelled or modified without at least thirty (30) days’ prior notice to the other party.

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ARTICLE TWELVE

Term and Termination

12.1	Term

This Restated Agreement shall be effective for the period (“Term”) starting on the Original Effective Date and, unless terminated earlier in accordance with this Restated Agreement, ending on the later of:

(a) the expiration of the last to expire of any Evaluation Term; and

(b) the expiration of the last to expire of any Research Term.

12.2	Termination for Material Breach

Merck Serono and ZGEN shall have the right to terminate this Restated Agreement, including the Option Rights and licenses granted herein, in the event that any material term or condition of this Restated Agreement is breached by the other party, and such breach is not remedied within a period of [    *    ] after the other party’s receipt of written notice of such breach. If a material breach is corrected within the [    *    ] period, this Restated Agreement and the rights granted hereunder shall continue in full force and effect.

12.3	Termination Upon Merck Serono’s Bankruptcy

This Restated Agreement will automatically terminate if Merck Serono becomes insolvent, makes an assignment for the benefit of its creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has such a petition filed against it and any such event shall have continued for [    *    ] undismissed or undischarged.

12.4	No Termination Upon ZGEN’s Bankruptcy

All rights and licenses granted under or pursuant to this Restated Agreement by ZGEN to Merck Serono are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, as amended from time to time (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The parties agree that Merck Serono, as a recipient of such rights under this Restated Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against ZGEN under the Bankruptcy Code that is not dismissed within [    *    ] after it is filed, either the expiration of the Evaluation Terms with respect to the ZGEN Core Genes or the exercise by ZGEN of its right to opt out of research for which a Collaboration Election was made shall be deemed to have occurred, as applicable. The parties also further agree that, in the event of the commencement of a bankruptcy proceeding by or against ZGEN under the Bankruptcy Code that is not dismissed within [    *    ] after it is filed, Merck Serono shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, shall be promptly delivered to Merck Serono:

(a) upon written request therefor by Merck Serono, unless ZGEN elects to continue to perform all of its obligations under this Restated Agreement; or

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(b) if not delivered under Subsection (a) above, upon the rejection of this Restated Agreement by or on behalf of ZGEN and written request therefor by Merck Serono.

Following the commencement of such a bankruptcy proceeding and so long as such proceeding continues, ZGEN will not, without Merck Serono’s prior written consent, sell, transfer, assign or otherwise dispose of, or purport to sell, transfer, assign or otherwise dispose of, any right, title or interest in, to or under the ZGEN IP related to any Gene.

12.5	Termination of License With Respect to [ * ]

[    *    ].

12.6	Consequences of Expiration and Termination

12.6.1	Accrued Rights

Expiration or termination of this Restated Agreement shall not affect the parties’ rights and obligations that have accrued as of the expiration or termination date, including the parties’ obligations to bear Research Costs incurred prior to the effectiveness of the expiration or termination.

12.6.2	Surviving Provisions

The parties’ rights and obligations under Sections 4.5 and those provisions of Articles Six, and Nine, and Articles Eleven through Fourteen that by their context are intended to survive termination or expiration, shall so survive.

12.6.3	Cumulative Remedies

Any right to terminate this Restated Agreement shall be in addition to and not in lieu of all other rights or remedies that the party giving notice of termination may have at law, in equity or otherwise, including rights under the Bankruptcy Code.

12.7	Accrued Rights under Original Agreement

Any accrued liabilities or obligations and any claims for breach or non-performance of the Original Agreement shall survive and nothing in this Restated Agreement shall be viewed as a waiver of any such accrued liability, obligation or claim.

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ARTICLE THIRTEEN

Dispute Resolution

13.1	Cooperative Decision Making

13.1.1	General Rule

Subject to Section 13.4, the parties intend that, to the maximum extent practicable, they shall reach decisions hereunder cooperatively through the deliberations of the Steering Committee. Accordingly any disputes, controversies or claims (each a “Dispute”) arising out of or relating to this Restated Agreement shall be first referred to the Steering Committee by either party at any time after such Dispute has arisen; provided, however, that any Dispute relating to the determination of validity of a party’s Patent Rights or other issues relating solely to a party’s intellectual property may only be determined in accordance with Section 13.4 hereof.

13.1.2	Resolution [ * ]

If a decision cannot be made in accordance with Section 13.1.1 by the Steering Committee within [    *    ] of being requested by a party to do so or the Steering Committee is unable to resolve a Dispute among its members, any two (2) members of the Steering Committee may institute the procedure described in this Article Thirteen. In such circumstances, a summary of the unresolved Dispute will be provided in writing to the parties’ respective [    *    ]. If either party has not then designated any [    *    ], such summary shall be provided to such party’s [    *    ] with a request that one or more [    *    ] be appointed. [    *    ].

13.1.3	Escalation [ * ]

If the [    *    ] do not resolve the matter within [    *    ] following the receipt by them (or by the [    *    ] for either or both of them, as described above) of the summary of the unresolved Dispute (or such lesser or longer period as they may agree is a useful period for their discussions), then any one or more of the [    *    ] may institute a formal review of such matter by the parties’ [    *    ] pursuant to Section 13.2.

13.2	[ * ]

13.2.1	Matters Referred [ * ]

Any Dispute that cannot be resolved pursuant to Section 13.1, shall be referred for review by the parties’ respective [    *    ].

13.2.2	Resolution [ * ]

A summary or summaries of the Dispute will be provided in writing by the [    *    ] to the parties’ respective [    *    ]. [    *    ].

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13.2.3	Escalation to Arbitration

[    *    ].

13.3	Arbitration

13.3.1	Matters to be Arbitrated

[    *    ].

13.3.2	Venue, Rules and Applicable Law

[    *    ].

13.3.3	Composition of Tribunal

[    *    ].

13.3.4	Tribunal’s Jurisdiction

[    *    ].

13.3.5	Costs

[    *    ].

13.3.6	Continuing Performance

[    *    ].

13.3.7	Equitable Remedies

[    *    ].

13.4	[ * ]

[    *    ].

ARTICLE FOURTEEN

General

14.1	Entire Agreement

This Restated Agreement, together with all of the Exhibits hereto, and the Master Agreement, dated August 28, 2008, constitute the entire agreement between the parties and supersede all prior and contemporaneous oral and written agreements, term sheets, summaries, understandings or arrangements relating to the subject matter hereof, including, as of the Effective Date and subject to Section 12.7, the Original Agreement.

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14.2	No Drafting Party; Legal Counsel

This Restated Agreement has been submitted to the scrutiny of, and has been negotiated by, both parties and their counsel, and shall be given a fair and reasonable interpretation in accordance with its terms, without consideration or weight being given to any such terms having been drafted by any party or its counsel.

14.3	Controlling Law

This Restated Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the doctrine of conflict of laws, except that the issues of patentability, validity, enforceability and scope of any Patent Rights shall be determined according to the patent laws of the country in which the particular Patent Rights are pending or granted.

14.4	Notices

All notices, reports and other communications by ZGEN or Merck Serono to the other under this Restated Agreement shall:

(a) be in writing in the English language;

(b) refer specifically to this Restated Agreement; and

(c) be sent by electronic or facsimile transmission for which a confirmation of delivery is obtained or by express courier services providing evidence of delivery,

in each case to the respective address specified below (or to such updated address as may be specified in writing to the other party from time to time).

If to Merck Serono:

Serono Technologies S.A.

Zone Industrielle de l’Ouriettaz

CH-1170 Aubonne

Switzerland

Attn: General Manager

Fax: 41 21 808 6530

With a copy to:

Merck Serono International, a Branch of Laboratoires Serono S.A.

9 Chemin des Mines

CH-1211 Geneva 20

Switzerland

Attn : General Counsel

Fax: 41 22 414 3070

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If to ZGEN:

ZymoGenetics, Inc.

1201 Eastlake Avenue East

Seattle, WA 98102

U.S.A.

Attn: General Counsel

Fax: (206) 442-6678

Such notice, report or other communication will be deemed effective as of the date so delivered either by courier service or by electronic or facsimile transmission.

14.5	Force Majeure

If either party hereto is prevented from carrying out its obligations under this Restated Agreement by events beyond its reasonable control, including acts or omissions of the other party, acts of God or government, fire, acts of terrorism, political strife, labor disputes, failure or delay of transportation, default by suppliers or unavailability of raw materials, then such party’s performance of its obligations hereunder shall be excused during the period of such events and for a reasonable period of recovery thereafter, and the time for performance of such obligations shall be automatically extended for a period of time equal to the duration of such events; provided, however, that the party claiming force majeure shall promptly notify the other party of the existence of such force majeure, shall use Reasonable Commercial Efforts to avoid or remedy such force majeure and shall continue performance hereunder with the utmost dispatch whenever such force majeure is avoided or remedied.

14.6	Assignability

(a) Except an assignment that:

(i) in which the assignee agrees to be bound by all obligations of the assigning party under this Restated Agreement; and

(ii) that is made in connection with the transfer of all or substantially all of the assets of a party and its Affiliates (i.e., the entire Affiliated group of companies) related to their respective pharmaceutical businesses to a single buyer or pursuant to a merger or other corporate reorganization, neither this Restated Agreement nor any right herein granted may be assigned by either party to any Affiliate or Third Party, without the prior, express written consent of the other party, which consent shall not be unreasonably withheld. Any purported assignment prohibited hereunder and made without the other party’s consent shall be void and shall constitute a material breach of this Restated Agreement.

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(b) Notwithstanding Subsection (a), a party may assign its rights and interests under this Restated Agreement to an entity that is its Affiliate as of the date of such assignment; provided that the assigning party guarantees the performance of its responsibilities or obligations hereunder by the assignee and the assignee agrees to be bound by all obligations of the assigning party hereunder, including the obligations set forth in this Section 14.6.

(c) A sale or transfer of the ownership or control of an Affiliate to whom a party has assigned its rights or interest under this Restated Agreement as provided herein other than in connection with the transfer of all or substantially all of the assets of the party and its Affiliates (i.e., the entire Affiliated group of companies) related to their respective pharmaceutical businesses shall be deemed to be a prohibited assignment under this Section 14.6.

14.7	Amendments and Waivers

No terms or provisions of this Restated Agreement shall be modified by any prior or subsequent statement, conduct or act of either of the parties, whether oral or written, except that the parties may amend this Restated Agreement by written instruments specifically referring to, and executed in the same manner as, this Restated Agreement. No waiver of any right or remedy hereunder shall be effective unless in a writing signed by the party to be bound, nor shall any waiver in one instance constitute a waiver of the same or any other right or remedy in any other instance.

14.8	Severability

If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law:

(a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as is possible; and

(b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

To the extent permitted by applicable law, ZGEN and Merck Serono hereby waive their right to enforce any provision of law that would render any provision hereof prohibited or unenforceable in any respect. If the terms and conditions of this Restated Agreement are materially altered as a result of this Section 14.8, the parties shall attempt to renegotiate the terms and conditions of this Restated Agreement, in good faith, to resolve any inequities.

14.9	Counterparts

This Restated Agreement may be executed in counterparts, each of which shall be deemed an original, and all of such counterparts taken together shall constitute one and the same instrument.

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14.10	Relationship

This Restated Agreement shall not create any employer-employee relationship between ZGEN and Merck Serono, nor shall it be deemed to establish a joint venture or partnership between ZGEN and Merck Serono. Neither party shall at any time enter into or incur, or hold itself out to Third Parties as having the authority to enter into or incur, on behalf of the other party, any commitment, expense or liability whatsoever.

IN WITNESS WHEREOF, the parties have executed and delivered this Restated Agreement to be effective as of the Effective Date.

SERONO TECHNOLOGIES S.A.

By:	/s/ François Naef
Name:	François Naef
Its:	Authorized Representative

By:	/s/ Olaf Klinger
Name:	Olaf Klinger
Its:	Authorized Representative

ZYMOGENETICS, INC.

By:	/s/ Douglas E. Williams, Ph.D.
Name:	Douglas E. Williams, Ph.D.
Its:	President and Chief Scientific Officer

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